LEASE ADDENDUM NO. 1

     This Addendum to Lease is entered into by and between BROADWATER INVESTMENTS II, a Virginia partnership ("Landlord"), and SYCONET.COM, INC. ("Tenant"), who are the parties to a certain lease agreement ("Lease") dated March 1 , 2000. The terms and conditions contained in this Lease Addendum shall become part of the aforementioned lease and fully incorporated therein.

ARTICLE 28.  OPTION TO PURCHASE.

     Lessor grants to Tenant the option to purchase the Demised Premises and any additional buildings then constructed on the land parcel currently owned by Broadwater Investments II upon which the Demised Premises is situated more particularly described as: Lot 1A, Central Park Business and Industrial Center, containing 3.1 acres, more or less, during the Initial Term of this Lease. The afore-described land parcel shall be referred to herein as the "Project Site".

     28.1 General Terms. Tenant shall exercise the option to purchase by notifying Landlord in writing not less than 120 days prior to the day upon which Tenant desires to acquire title to the Project Site, which notice shall be given to Broadwater Investments II in accordance with the provisions of the Lease, and based upon the following conditions, to wit:

     28.1.1. That Tenant agrees to purchase the Demised Premises and all additional buildings constructed during the term of this Lease, and this purchase option shall extend to the entire square footage of buildings thereon at the time this option is exercised. The proposed building plan shows that approximately 32,520 square feet of building area, including the Demised Premises, will be completed on the Project Site.

     28.1.2. Tenant agrees that this Option shall terminate at the end of the Initial Term of the Lease. Landlord and Tenant contemplate that a new Option to Purchase may be desirable and that said new Option to Purchase shall be made in a separate written instrument on or before the commencement of the First Renewal Term.

     28.1.3. The purchase price shall be those sums stipulated below so long as the Landlord receives Tenant's notice to exercise the purchase option by the anniversary dates stated, to-wit:


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       (i)    On or before the first anniversary date of the Commencement Date,
              $3,550,000.00;

       (ii) On or before the second anniversary date of the Commencement Date, $3,660,000.00;

       (iii) On or before the third anniversary of the Commencement Date, $3,770,000.00;

       (iv) On or before the fourth anniversary of the Commencement Date, $3,880,000.00;

       (v) On or before the fifth anniversary date (subject to the limitation in Article 28.1), $3,990,000.00.

     28.1.4. The Lease shall not have been terminated previously.

     28.1.5. Tenant shall have observed and complied with all material terms and conditions of the Lease required of Tenant, up to the time of the exercise of this option and the payment of the purchase price, in the manner provided.

     28.2. Landlord Duties. Landlord shall convey the Demised Premises to Tenant on the date specified in Tenant's notice of exercise of the option, and additional lands contained within the Project Site and buildings thereon, by general warranty deed, free and clear of all liens and encumbrances (exclusive of easements held by the City of Manassas for any utility purpose now held or hereafter acquired), except those that Tenant may have created or suffered. The deed shall be accompanied by an abstract of title, showing good and unencumbered title, passing under and by the resulting conveyance. Landlord will be responsible for payment of the Grantor's Tax pursuant to ss.58.1- 802 of the Code of Virginia (as amended).

     28.3. Purchase Price Reduction. The total purchase price Tenant must pay upon acquisition of the Project Site shall be reduced by a sum equivalent to 33% of rent paid by Tenant on the Demised Premises only during the Initial Term of this Lease. The parties understand and agree that the purchase price reduction shall pertain only to those rents paid by Tenant pursuant to this Lease on the Demised Premises, and do not pertain to any additional buildings which may become subject to a separate lease agreement between the parties after the date of execution of this Lease.


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     28.3.1. In the event that the Tenant fails to exercise the option to purchase the Demised Premises and additional lands and buildings contained in the Project Site and the term of this Lease expires, all annual rent paid by the Tenant during the term of the Lease shall be considered rent and the Landlord shall be entitled to retain the entire amount without any accounting to Tenant.

     28.4 Miscellaneous Terms. In the event that Tenant exercises this option in accordance with the terms and conditions contained in this addendum prior to the expiration of the Lease, the parties agree that the Tenant will reimburse at the closing of title to Landlord any and all prepayment penalties incurred by Landlord under the terms of Landlord's existing deed of trust or mortgage encumbering the Project Site requiring the payment of same for the prepayment of the encumbering debt obligation provided that, Tenant shall not become liable to reimburse Landlord for prepayment penalties in excess of the sum of $25,000.00. In the event that Tenant exercises this option to purchase, a closing of title shall occur at the office of Tenant's lender, attorney, or lender's attorney at the date specified in Tenant's notice to Landlord but in no event shall the closing take place within thirty (30) days of the date of Landlord's receipt of such notice. A closing of title shall be extended for a reasonable time to cure any title defects.


                                            BROADWATER INVESTMENTS II,
                                            a partnership

DATED: 3/1/00                               BY: /s/ David L. Broadwater
                                                -----------------------
                                            NAME: David L. Broadwater
                                            TITLE: General Partner

                                            SYCONET.COM, INC.

DATED: 3/3/00                               BY: /s/ Kathryn T. Jacobson
                                                --------------------------
                                            NAME: Kathryn T. Jacobson
                                            TITLE: Chief Financial Officer
ATTEST:


/s/ Jack P. Kelly
-----------------------
Name: Jack P. Kelly



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